Exhibit 10.1

TAX MATTERS AGREEMENT

between

[ConAgra],

on behalf of itself

and the members

of the ConAgra Group,

and

[SpinCo]

on behalf of itself

and the members

of the LW Group

Dated as of [    ], 2016

Table of Contents1

		Page
SECTION 1.	Definitions.	1
SECTION 2.	Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the ConAgra Group, on the one hand, and any member of the LW Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, no member of the LW Group or the ConAgra Group shall have any further rights or liabilities thereunder, and, except for [●] and this Agreement shall be the sole Tax sharing agreement between the members of the LW Group on the one hand, and the members of the ConAgra Group, on the other hand.	8
SECTION 3.	Allocation of Taxes.	8
SECTION 4.	Preparation and Filing of Tax Returns.	10
SECTION 5.	Apportionment of Earnings and Profits and Tax Attributes.	12
SECTION 6.	Utilization of Tax Attributes.	12
SECTION 7.	Deductions and Reporting for Certain Awards.	13
SECTION 8.	Tax Benefits.	14
SECTION 9.	Certain Representations and Covenants.	15
SECTION 10.	Protective Section 336(e) Elections.	19
SECTION 11.	Indemnities.	20
SECTION 12.	Payments.	21
SECTION 13.	Guarantees. ConAgra or SpinCo, as the case may be, shall guarantee or otherwise perform the obligations of each other member of the ConAgra Group or the LW Group, respectively, under this Agreement.	22
SECTION 14.	Communication and Cooperation.	22
SECTION 15.	Audits and Contest.	23
SECTION 16.	Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by telecopy, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Company at the following address for such Company,	24
SECTION 17.	Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Transaction Documents, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of SpinCo or any member of the LW Group in any Pre-Distribution Period shall be the responsibility of ConAgra and shall be assumed in full by ConAgra.	25

[1]	[NTD: to be updated.]

i

SECTION 18.	Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between ConAgra and SpinCo, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.	25
SECTION 19.	Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any such party is entitled at Law or in equity. Each party hereto further agrees that no other party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 19, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.	25
SECTION 20.	Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to a “Section” or “Schedule” will be to a Section or Schedule to or of this Agreement. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.	26

SECTION 21.	Entire Agreement; Amendments and Waivers.	26
SECTION 22.	Governing Law and Interpretation. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.	27
SECTION 23.	Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the ConAgra and SpinCo; provided, however, that, if the ConAgra and SpinCo do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by the ConAgra, one member chosen by SpinCo, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute. If the parties are unable to find a Tax Arbiter willing to adjudicate the dispute in question and whom the parties, acting in good faith, find acceptable, then the dispute shall be resolved in the manner set forth in Article 5 of the Separation Agreement.	27

SECTION 24.	Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other parties hereto will re-execute original forms thereof and deliver them to the requesting party.	28
SECTION 25.	Successors and Assigns; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax Attributes of such party under Applicable Tax Law). This Agreement is not intended to benefit any Person other than the parties hereto and such successors and assigns, and no such other Person shall be a third party beneficiary hereof. Upon the Distribution, this Agreement shall be binding on SpinCo and shall be subject to the obligations and restrictions imposed on SpinCo hereunder, including, without limitation, the indemnification obligations of SpinCo under Section 11.	28
SECTION 26.	Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.	28
SECTION 27.	Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.	28
SECTION 28.	Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the members of the LW Group and the members of the ConAgra Group to SpinCo and ConAgra (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.	29

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [●], 2016 between ConAgra Foods, Inc. (“ConAgra”), a Delaware corporation, on behalf of itself and the members of the ConAgra Group and [                    ] (“SpinCo”), a Delaware corporation, on behalf of itself and the members of the LW Group.

WITNESSETH:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the LW Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the ConAgra Group;

WHEREAS, ConAgra and SpinCo have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange, the Distribution and other related transactions will be consummated;

WHEREAS, the Internal Restructuring, together with the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange and the Distribution are intended to qualify for the Intended Tax-Free Treatment; and

WHEREAS, ConAgra and SpinCo desire to set forth their agreement on the rights and obligations of ConAgra, SpinCo and the members of the ConAgra Group and the LW Group respectively, with respect to (A) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, as defined below, (B) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

SECTION 1. Definitions.2

(a) As used in this Agreement:

“Active Trade or Business” has the meaning ascribed to the LW Business in the Separation Agreement.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

[2]	[NTD: terms to be conformed to final version of Separation Agreement.]

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” has the meaning set forth in the Separation Agreement.

“CAP” means the IRS Compliance Assurance Process.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by ConAgra in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in each Taxable period.

“Code” has the meaning set forth in the Separation Agreement.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the ConAgra Group and at least one member of the LW Group.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or foreign income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.

“Company” means ConAgra or SpinCo (or the appropriate member of each of their respective Groups), as appropriate.

“ConAgra” has the meaning ascribed thereto in the preamble.

“ConAgra Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to ConAgra stock that are granted on or prior to the Distribution Date by any member of the ConAgra Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“ConAgra Group” has the meaning set forth in the Separation Agreement.

“ConAgra Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the ConAgra Group that is not a Combined Tax Return.

“Debt Exchange” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Effective Time” has the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax-Free Treatment of the Internal Restructuring, the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange or the Distribution.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Final Determination” means (i) with respect to federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906), (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved or (C) the execution of a CAP Issue Resolution Agreement (or any similar or successor agreement); (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the ConAgra Group or any member of the LW Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Foreign SpinCo Subsidiary” means any member of the LW Group that is a “controlled foreign corporation” (as defined in Section 957 of the Code) with respect to which ConAgra is a “United States shareholder” (as defined in Section 951(b) of the Code) during the Taxable year of ConAgra that includes the Distribution Date.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Indemnifying Party” means the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 11.

“Indemnitee” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 11.

“Intended Tax-Free Treatment” means the qualification of (i) the LW Transfer, together with the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange and the Distribution as a reorganization described in Section 368(a)(1)(D) of the Code and of each of ConAgra and SpinCo as a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, as a distribution of SpinCo Common Stock to ConAgra’s shareholders pursuant to Section 355 of the Code, (iii) the Special Cash Payment as money distributed to ConAgra creditors or shareholders in connection with the “reorganization” for purposes of Section 361(b) of the Code, (iv) the Special SpinCo Securities Issuance as a tax-free issuance under Section 361(a) of the Code and the Debt Exchange as a tax-free exchange to ConAgra within the meaning of Section 361(c) of the Code and (v) the transactions described on Schedule A as being free from Tax to the extent set forth therein.

“Internal Restructuring” has the meaning set forth in the Separation Agreement.

“IRS” means the United States Internal Revenue Service.

“LW Business” has the meaning set forth in the Separation Agreement.

“LW Group” has the meaning set forth in the Separation Agreement.

“LW Transfer” has the meaning set forth in the Separation Agreement.

“NMTC Guaranty Agreements” means the Tax Credit Guaranty Agreement between ConAgra Foods, Inc. and The Darton J. Zink Trust, dated as of April 23, 2010, the Tax Credit Guaranty Agreement between ConAgra Foods, Inc. and Hobby Lobby Stores, Inc., dated as of April 23, 2010 and the Tax Credit Guaranty Agreement between ConAgra Foods, Inc. and Gallup, Inc., dated as of April 15, 2014 (all of which relate to the qualification for federal new market tax credits under Section 45D of the Code in connection with the construction of the ConAgra Foods Lamb Weston, Inc. Delhi, Louisiana sweet potato facility).

“NMTC Option Agreements” means the Option Agreement between Hobby Lobby Stores, Inc., ConAgra Foods Lamb Weston, Inc. and COA Delhi Investment Fund LLC, dated as of April 23, 2010, the Option Agreement between The Darton Brink Trust, ConAgra Foods Lamb Weston, Inc. and COA Delhi Investment Fund LLC, dated as of April 23, 2010 and the Option Agreement between Gallup, Inc., ConAgra Foods Lamb Weston, Inc. and COA Delhi

Investment Fund LLC, dated as of April 15, 2014 (all of which relate to the qualification for federal new market tax credits under Section 45D of the Code in connection with the construction of the ConAgra Foods Lamb Weston, Inc. Delhi, Louisiana sweet potato facility).

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Separation Agreement” has the meaning set forth in the recitals.

“Special Cash Payment” has the meaning set forth in the Separation Agreement.

“Special SpinCo Securities Issuance” has the meaning set forth in the Separation Agreement.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Carried Item” shall mean any Tax Attribute of the LW Group that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Tax Law.

“SpinCo Common Stock” has the meaning set forth in the Separation Agreement.

“SpinCo Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of SpinCo that are granted on or prior to the Distribution Effective Time by any member of the LW Group in connection with employee, independent contractor or director compensation or other employee benefits.

“SpinCo Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the LW Group after the Distribution Effective Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Effective Time involving the capital stock of SpinCo or any assets of any member of the LW Group or (c) any breach by any member of the LW Group after the Distribution Effective Time of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Intended Tax-Free Treatment; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action entered into pursuant to any Transaction Document or that is undertaken pursuant to the Internal Restructuring, the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange or the Distribution.

“SpinCo Securities” has the meaning set forth in the Separation Agreement.

“SpinCo Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, any member of the LW Group that is not a Combined Tax Return.

“Stock Ownership Requirement” means, with respect to a corporation, stock owned representing at least 80% of the total voting power and at least 80% of the total value of the stock of such corporation.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the ConAgra Group or the LW Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Counsel” means Davis Polk & Wardwell LLP.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinions” shall mean the legal opinions delivered to ConAgra by Tax Counsel with respect to certain U.S. federal income Tax consequences of the Internal Restructuring, the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange and the Distribution.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the ConAgra Group or any member of the LW Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Intended Tax-Free Treatment of the Internal Restructuring, the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange or the Distribution.

“Tax Representation Letters” means the representations provided by SpinCo and ConAgra to Tax Counsel in connection with the rendering by Tax Counsel of the Tax Opinions.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the ConAgra Group or any member of the LW Group in connection with the Internal Restructuring, the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange or the Distribution.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
CAP Proceeding	Section 15(b)
Due Date	Section 12(a)
Internal Tax-Free Transactions	Schedule A
Past Practices	Section 4(e)(i)
Section 336(e) Election	Section 10(a)
Section 9(b)(v)(F) Acquisition Transaction	Section 9(b)(v)(F)
SpinCo 951(a) Taxes	Section 3(b)
Tax Arbiter	Section 23
Tax Benefit Recipient	Section 8(c)

(c) All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

SECTION 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the ConAgra Group, on the one hand, and any member of the LW Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, no member of the LW Group or the ConAgra Group shall have any further rights or liabilities thereunder, and, except for [●]3 and this Agreement shall be the sole Tax sharing agreement between the members of the LW Group on the one hand, and the members of the ConAgra Group, on the other hand.

SECTION 3. Allocation of Taxes.

(a) General Allocation Principles. Except as provided in Section 3(c), all Taxes shall be allocated as follows:

(i) Allocation of Taxes for Combined Tax Returns. ConAgra shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the ConAgra Group files or is required to file under the Code or other Applicable Tax Law; provided, however, that to the extent any such Combined Tax Return includes any Tax Item attributable to any member of the LW Group or the LW Business in respect of any Post-Distribution Period, SpinCo shall be allocated all Taxes attributable to such Tax Items as determined by ConAgra in its reasonable discretion.

(ii) Allocation of Taxes for Separate Tax Returns.

(A) ConAgra shall be allocated all Taxes reported, or required to be reported, on a ConAgra Separate Tax Return.

(B) SpinCo shall be allocated all Taxes reported, or required to be reported, on a SpinCo Separate Tax Return.

(iii) Taxes Not Reported on Tax Returns. SpinCo shall be allocated any Tax attributable to any member of the LW Group that is not required to be reported on a Tax Return and ConAgra shall be allocated any Tax attributable to any member of the ConAgra Group that is not required to be reported on a Tax Return.

(b) Allocation Conventions.

(i) All Taxes allocated pursuant to Section 3(a) shall be allocated in accordance with the Closing of the Books Method; provided, however, that if Applicable Tax Law does not permit a LW Group member to close its Taxable year on the Distribution Date, the Tax attributable to the operations of the members of the LW Group for any Pre-Distribution Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method; provided further that any and all Taxes reported, or required to be reported, on a SpinCo Separate Tax Return, or a Tax

[3]	NTD: Insert references to tax sections in ancillary agreements.

Return of a member of the LW Group to the extent attributable to a member of the LW Group, under Section 951(a) of the Code (“SpinCo 951(a) Taxes”) that, in either case, are attributable to items for a Pre-Distribution Period (determined in accordance with the Closing of the Books Method as though the Taxable year of each controlled foreign corporation (within the meaning of Section 957 of the Code) giving rise to items ended on the Distribution Date) shall be allocated to ConAgra, and that any SpinCo 951(a) Taxes that, in either case, are attributable to items for a Post-Distribution Period (determined as though the Taxable year of each controlled foreign corporation (within the meaning of Section 957 of the Code) giving rise to items ended on the Distribution Date) shall be allocated to SpinCo;

(ii) Any Tax Item of SpinCo or any member of their respective Groups arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Effective Time shall be allocable to SpinCo and any such transaction by or with respect to SpinCo or any member of their respective Groups occurring after the Distribution Effective Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under section 1.1502-76(b)(2)(ii) of the Treasury Regulations (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Internal Restructuring, the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange or the Distribution.

(c) Special Allocation Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i) Transfer Taxes. Transfer Taxes shall be allocated 50% to ConAgra and 50% to SpinCo.

(ii) Taxes Relating to ConAgra Compensatory Equity Interests. Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any ConAgra Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(iii) Distribution Taxes and Tax-Related Losses. Any liability for Distribution Taxes and Tax-Related Losses resulting from a SpinCo Disqualifying Action shall be allocated in a manner consistent with Section 11(a)(iii).

(iv) Taxes Relating to Deferred Intercompany Transactions. Any liability for income Taxes attributable to transactions described in Treasury Regulations Section 1.1502-13 or comparable provisions of state or local law that are solely between or among members of the LW Group and that are entered into prior to the Distribution Date shall be allocated to SpinCo.

SECTION 4. Preparation and Filing of Tax Returns.

(a) ConAgra Group Combined Tax Returns.

(i) ConAgra shall prepare and file, or cause to be prepared and filed, Combined Tax Returns for which a member of the ConAgra Group is required or, as provided in Section 4(e)(iv), elects, to file a Combined Tax Return. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by ConAgra in connection with the filing of such Combined Tax Returns.

(ii) To the extent that any member of the LW Group is included in any Combined Return for a Taxable period that includes the Distribution Date, ConAgra shall include in such Combined Return the results of such member of the LW Group on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law.

(b) SpinCo Separate Tax Returns.

(i) Tax Returns to Be Prepared by ConAgra. ConAgra shall prepare (or cause to be prepared) and, to the extent permitted by Applicable Law, file (or cause to be filed) all SpinCo Separate Tax Returns that relate in whole or in part to any Pre-Distribution Period for which ConAgra is liable for any Taxes; provided, however, that with respect to any such Tax Return that is prepared by ConAgra but required to be filed by a member of the LW Group under Applicable Law, ConAgra shall provide such Tax Returns to SpinCo at least 45 days prior to the due date for filing such Tax Returns (taking into account any applicable extension periods) with the amount of any Taxes shown as due thereon, and SpinCo shall, subject to Section 4(d), execute and file (or cause to be executed and filed) the Tax Returns.

(ii) Tax Returns to Be Prepared by SpinCo. SpinCo shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Tax Returns that are not described in Section 4(b)(i).

(c) Provision of Information; Timing. SpinCo shall maintain all necessary information for ConAgra (or any of its Affiliates) to file any Tax Return that ConAgra is required or permitted to file under this Section 4, and shall provide to ConAgra all such necessary information in accordance with the ConAgra Group’s past practice. ConAgra shall maintain all necessary information for SpinCo (or any of its Affiliates) to file any Tax Return that SpinCo is required or permitted to file under this Section 4, and shall provide SpinCo with all such necessary information in accordance with the LW Group’s past practice.

(d) Review of SpinCo Separate Tax Returns. The party that is required to prepare a SpinCo Separate Tax Return (other than a SpinCo Separate Tax Return that relates solely to a Post-Distribution Period) that is required to be filed after the Distribution Date shall submit a draft of such Tax Return to the non-preparing party, if requested, to the extent (A) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to be liable, or (B) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable efforts to have such Tax Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting Party with respect to such Return is material. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(e) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule. Except as provided in this Section 4(e)(i), SpinCo shall prepare (or cause to be prepared) any Tax Return for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the ConAgra Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, as directed by ConAgra.

(ii) Consistency with Intended Tax-Free Treatment. All Tax Returns that include any member of the ConAgra Group or any member of the LW Group shall be prepared in a manner that is consistent with the Intended Tax-Free Treatment.

(iii) SpinCo Separate Tax Returns. With respect to any SpinCo Separate Tax Return for which SpinCo is responsible pursuant to this Agreement, SpinCo and the other members of the LW Group shall include such Tax Items in such SpinCo Separate Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which ConAgra is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv) Election to File Combined Tax Returns. ConAgra shall have the sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law.

(v) Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, ConAgra and SpinCo shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(f) Payment of Taxes. ConAgra shall pay (or cause to be paid) to the proper Taxing Authority (or to SpinCo with respect to any SpinCo Separate Tax Return prepared by ConAgra but required to be filed by a member of the LW Group under Applicable Tax Law) the Tax shown as due on any Tax Return for which a member of the ConAgra Group is responsible under this Section 4, and SpinCo shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the LW Group is responsible under this Section 4. If any member of the ConAgra Group is required to make a payment to a Taxing Authority for Taxes allocated to SpinCo under Section 3, SpinCo shall pay the amount of such

Taxes to ConAgra in accordance with Section 11 and Section 12. If any member of the LW Group is required to make a payment to a Taxing Authority for Taxes allocated to ConAgra under Section 3, ConAgra shall pay the amount of such Taxes to SpinCo in accordance with Section 11 and Section 12.

SECTION 5. Apportionment of Earnings and Profits and Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the ConAgra Group and the members of the LW Group in accordance with ConAgra’s historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by ConAgra in its sole discretion.

(b) ConAgra shall in good faith advise SpinCo as soon as reasonably practicable after the close of the relevant Taxable period in which the Distribution occurs in writing of the portion, if any, of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which ConAgra determines shall be allocated or apportioned to the members of the LW Group under Applicable Tax Law. All members of the LW Group shall prepare all Tax Returns in accordance with such written notice. In the event of an adjustment to the earnings and profits, any Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by ConAgra, ConAgra shall promptly notify SpinCo in writing of such adjustment. For the avoidance of doubt, ConAgra shall not be liable to any member of the LW Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the ConAgra Group or the LW Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by ConAgra in good faith.

SECTION 6. Utilization of Tax Attributes.

(a) Amended Returns. Any amended Tax Return or claim for a refund with respect to any member of the LW Group may be made only by the party responsible for preparing the original Tax Return with respect to such member of the LW Group pursuant to Section 4.

(b) ConAgra Discretion. SpinCo hereby agrees that ConAgra shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a refund or adjustment of Taxes with respect to any Combined Return in order to claim in any Pre-Distribution Period any SpinCo Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Return, any SpinCo Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any SpinCo Carried Item. Subject to Section 6(c), SpinCo shall submit a written request to ConAgra in order to seek ConAgra’s consent with respect to any of the actions described in this Section 6(b).

(c) SpinCo Carrybacks to Combined Returns.

(i) Each member of the SpinCo Group shall elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any SpinCo Carried Item from a Post-Distribution Period to a Combined Return.

(ii) If a member of the SpinCo Group determines that it is required by Applicable Tax Law to carry back any SpinCo Carried Item to a Combined Return, it shall notify ConAgra in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected. If ConAgra disagrees with such determination, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 23.

(iii) For the avoidance of doubt, if a SpinCo Carried Item is carried back to a Combined Return for any reason, no member of the ConAgra Group shall be required to make any payment to, or otherwise compensate, any member of the SpinCo Group in respect of such SpinCo Carried Item.

(b) Carryforwards to Separate Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to a SpinCo Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the LW Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to a ConAgra Separate Tax Return, any Tax Benefits arising from such carryforward or carryback shall be retained by the ConAgra Group.

SECTION 7. Deductions and Reporting for Certain Awards.

(a) Deductions. To the extent permitted by Applicable Tax Law, income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any ConAgra Compensatory Equity Interests or SpinCo Compensatory Equity Interests shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the ConAgra Group if such person was, at any time before or after the Distribution, a director of any member of the ConAgra Group, and (y) in any other case, solely by the LW Group.

(b) If, notwithstanding clause (a), the LW Group actually utilizes any deductions for a Taxable period ending after the Distribution Date with respect to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any ConAgra Compensatory Equity Interests, (ii) any liability with respect to compensation required to be paid or satisfied by, or otherwise allocated to, any member of the ConAgra Group in accordance with any Transaction Document, SpinCo shall promptly remit an amount equal to the overall net reduction in actual cash Taxes paid by the LW Group (determined on a “with and without” basis) resulting from the event giving rise to such deduction (and any income in respect of such event, subject to Section 12(b)) in the year of such event. If a Taxing Authority subsequently reduces or disallows the use of such a deduction by the LW Group, ConAgra shall return an amount equal to the overall net increase in Tax liability of the LW Group owing to the Taxing Authority to the remitting party.

(c) Withholding and Reporting. For any Taxable period (or portion thereof), except as ConAgra may at any time determine in its reasonable discretion, ConAgra shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of such ConAgra Compensatory Equity Interests that settle with or with respect to stock of ConAgra. For any Taxable period (or portion thereof), SpinCo shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employees) with respect to the exercise, vesting or settlement of such SpinCo Compensatory Equity Interests that settle with or with respect to stock of SpinCo. ConAgra and SpinCo acknowledge and agree that the parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

SECTION 8. Tax Benefits.

(a) ConAgra Tax Benefits. ConAgra shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the ConAgra Group or any member of the LW Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which SpinCo is entitled pursuant to Section 8(b). SpinCo shall not be entitled to any Tax Benefits received by any member of the ConAgra Group or the LW Group, except as set forth in Section 8(b).

(b) SpinCo Tax Benefits. SpinCo shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the ConAgra Group or any member of the LW Group after the Distribution Date with respect to any Tax allocated to a member of the LW Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to SpinCo pursuant to Section 3(c)(iii) or Section 3(c)(iv)).

(c) A Company receiving (or realizing) a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

SECTION 9. Certain Representations and Covenants.

(a) Representations.

(i) SpinCo and each other member of the LW Group represents that as of the date hereof, and covenants that as of the Distribution Date, there is no plan or intention:

(A) to liquidate SpinCo or to merge or consolidate any member of the LW Group with any other Person subsequent to the Distribution;

(B) to sell or otherwise dispose of any material asset of any member of the LW Group, except in the ordinary course of business;

(C) to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by SpinCo to Tax Counsel in connection with the Tax Representation Letters or Tax Opinions;

(D) to repurchase stock of SpinCo other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to Tax Counsel in connection with the Tax Representation Letters;

(E) to take or fail to take any action in a manner that management of SpinCo knows, or should know, is reasonably likely to contravene (i) any gain recognition agreement set forth on Section 10(b)(vii) of the Disclosure Schedules or (ii) any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the LW Group is a party; or

(F) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly SpinCo stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b) Covenants.

(i) SpinCo will not, and will not permit any other member of the LW Group to, take or fail to take any action that constitutes a SpinCo Disqualifying Action.

(ii) SpinCo will not, and will not permit any other member of the LW Group to, take or fail to take any action that is inconsistent with the information and representations furnished by SpinCo to Tax Counsel in connection with the Tax Representation Letters or Tax Opinions;

(iii) SpinCo will not, nor will it permit any other member of the LW Group to, take or fail to take any action in a manner that management of SpinCo knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the LW Group or the ConAgra Group is a party;

(iv) SpinCo shall not, and shall not permit any other member of the LW Group to, take or fail to take any action with respect to the SpinCo Securities that would result in the (x) retirement or repurchase, in whole or in part, of the SpinCo Securities, (y) any change in obligor of the SpinCo Securities, or (z) the occurrence of a “significant modification” within the meaning of Treasury Regulations Section 1.1001-3(e) of the SpinCo Securities, in each case, on or prior to the fifth anniversary of the Distribution Date.

(v) During the two-year period following the Distribution Date:

(A) SpinCo shall (w) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (y) cause each other member of the LW Group whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Intended Tax-Free Treatment to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, and (z) not engage in any transaction or permit any other member of the LW Group to engage in any transaction that would result in a member of the LW Group described in clause (z) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (w) through (z) hereof;

(B) SpinCo shall not repurchase stock of SpinCo in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by SpinCo to Tax Counsel in connection with the Tax Representation Letters;

(C) SpinCo shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person;

(D) SpinCo shall not, and shall not permit any other member of the LW Group to, or to agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Interests of SpinCo or of any other member of the LW Group; provided, however, that SpinCo may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(E) SpinCo shall not, and shall not permit any other member of the LW Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of SpinCo, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of SpinCo or (III) approve or otherwise permit any proposed business combination or any transaction which, in the cause of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (viii) and the interpretation thereof;

(F) if any member of the LW Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40% (a “Section 9(b)(v)(F) Acquisition Transaction”) or, to the extent SpinCo has the right to prohibit any Section 9(b)(v)(F) Acquisition Transaction, proposes to permit any Section 9(b)(v)(F) Acquisition Transaction to occur, in each case, SpinCo shall provide ConAgra, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(v)(F) Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests of SpinCo to be issued in such transaction) and a certificate of the board of directors of SpinCo to the effect that the Section 9(b)(v)(F) Acquisition Transaction is not a Proposed Acquisition Transaction.

(G) SpinCo shall not, and shall not permit any other member of the LW Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of SpinCo (including, without limitation, through the conversion of one class of Equity Interests of SpinCo into another class of Equity Interests of SpinCo).

(vi) SpinCo will not take or fail to take, or permit any other member of the LW Group to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax-Free Treatment.

(vii) With respect to any Foreign SpinCo Subsidiary, SpinCo shall not, and shall not permit any other member of the LW Group to, for the period after the Distribution Date through May 28, 2017:

(A) make or change any Tax election, amend any Tax Return, change any method of Tax accounting or change the Taxable period of any Foreign SpinCo Subsidiary for any Tax year for U.S. or foreign tax reporting purposes that includes the Distribution Date;

(B) cause or permit a distribution (within the meaning of Section 301 of the Code) to be made with respect to the capital stock of any Foreign SpinCo Subsidiary;

(C) make or cause to be made any investment in U.S. property within the meaning of Section 956 of the Code; or

(D) restructure the business of any Foreign SpinCo Subsidiary or engage in any extraordinary transaction;

in each case, if such transaction would be reasonably likely to (i) generate earnings and profits of the Foreign SpinCo Subsidiary (as determined under the Code) that is taxed at a rate materially lower than the statutory rate applicable to the Foreign SpinCo Subsidiary in the applicable jurisdiction, (ii) give rise to any income to ConAgra or ConAgra Group under Section 951 of the Code or (iii) would otherwise adversely impact the amount of ConAgra or ConAgra Group’s associated deemed-paid foreign tax credits within the meaning of Section 902 of the Code.

(viii) SpinCo shall, or shall cause the relevant SpinCo Subsidiary to, enter into new gain recognition agreements with respect to those existing gain recognition agreements set forth on Section 9(b)(viii) of the Disclosure Schedules pursuant to Section 1.367(a)-8 of the Treasury Regulations so as to render an exception set forth in Section 1.367(a)-8(k) available with respect to any “triggering event” arising by reason of the transactions contemplated by the Transaction Documents. Each such new gain recognition agreement shall, to the extent consistent with the corresponding existing gain recognition agreement, contain an election under Section 1.367(a)-8(c)(2)(vi) to report any gain recognized under Section 1.367(a)-8(c)(1)(i) in the taxable year during which a gain recognition event occurs.

(ix) From the date hereof until April 24, 2017, SpinCo shall not, and shall cause each other member of the LW Group to not, take any action or fail to take any action that could reasonably be expected to give rise to a “Credit Recapture,” as such term is defined under the NMTC Guaranty Agreements.

(x) From the date hereof until June 24, 2017, SpinCo shall not, and shall cause each other member of the LW Group to not, take any action inconsistent with the obligations of SpinCo or any other member of the LW Group under the NMTC Option Agreements.

(c) SpinCo Covenants Exceptions. Notwithstanding the provisions of Section 9(b), SpinCo and the other members of the LW Group may take any action that would reasonably be expected to be inconsistent with the covenants contained in (b), if either: (i) SpinCo notifies ConAgra of its proposal to take such action and SpinCo and ConAgra obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax-Free Treatment, provided that SpinCo agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the LW Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (ii) SpinCo notifies ConAgra of its proposal to take such action and obtains an unqualified opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to ConAgra in its sole discretion, (B) on which ConAgra may rely and (C) to the effect that such action “will” not affect the Intended Tax-Free Treatment, provided further that the LW Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained such an opinion.

SECTION 10. Protective Section 336(e) Elections.

(a) Section 336(e) Election. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), ConAgra and SpinCo agree that ConAgra shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for each member of the LW Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii).

(b) ConAgra TRA. If any failure of the Intended Tax-Free Treatment of the Internal Restructuring, the LW Transfer, the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange or the Distribution results in Taxes (including any Taxes attributable to the Section 336(e) Election) that are not allocated to SpinCo pursuant to Section 3, (i) ConAgra shall be entitled to periodic payments from SpinCo equal to the product of (x) 85% of the Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election and (y) the percentage of Taxes airing from such failure that are not allocated to SpinCo pursuant to Section 3, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax saving in clause (i) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any carryforwards). Notwithstanding the foregoing, ConAgra may, at its sole discretion, waive its right to receive any and all payments pursuant to this Section 10(b).4

[4]	NTD: Under further consideration.

SECTION 11. Indemnities.

(a) SpinCo Indemnity to ConAgra. SpinCo and each other member of the LW Group shall jointly and severally indemnify ConAgra and the other members of the ConAgra Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to SpinCo pursuant to Section 3;

(ii) any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Effective Time, by SpinCo or any other member of the LW Group of any representation or covenant contained in this Agreement.

(iii) any Distribution Taxes and Tax-Related Losses attributable to a SpinCo Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied); and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) ConAgra Indemnity to SpinCo. Except in the case of any liabilities described in Section 11(a), ConAgra and each other member of the ConAgra Group will jointly and severally indemnify SpinCo and the other members of the LW Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to ConAgra pursuant to Section 3;

(ii) any Taxes imposed on any member of the LW Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) solely as a result of any such member being or having been a member of a Combined Group; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage;

(c) Discharge of Indemnity. SpinCo, ConAgra and the members of their respective Groups shall discharge their obligations under Section 11(a) or Section 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within 30 Business Days of demand therefor. Any such demand shall include a statement showing the amount due under Section 11(a) or Section 11(b), as the case may be. Notwithstanding the foregoing, if any member of the LW Group or any member of the ConAgra Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 23 hereof; provided, however, that any amount not paid within 30 Business Days of demand therefor shall bear interest as provided in Section 12.

(d) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 11 arises in respect of an adjustment that makes allowable to an Indemnitee any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 11(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the taxable year such indemnification obligation arises and the two taxable years following such year, determined on a “with and without” basis.

SECTION 12. Payments.

(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, ConAgra has the right to designate, by written notice to SpinCo, which member of the ConAgra Group will make or receive such payment.

(b) Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by ConAgra or any member of the ConAgra Group to SpinCo or any member of the LW Group, or by SpinCo or any member of the LW Group to ConAgra or any member of the ConAgra Group, pursuant to this Agreement, the Separation Agreement, or any other Transaction Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by SpinCo to ConAgra, or a capital contribution from ConAgra to SpinCo, as the case may be;

provided, however, that any payment made pursuant to [    ]5 shall instead be treated as if the party required to make a payment of received amounts had received such amounts as agent for the other party; provided further that any payment made pursuant to [    ]6 shall instead be treated as a payment for services. In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 12(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.

SECTION 13. Guarantees. ConAgra or SpinCo, as the case may be, shall guarantee or otherwise perform the obligations of each other member of the ConAgra Group or the LW Group, respectively, under this Agreement.

SECTION 14. Communication and Cooperation.

(a) Consult and Cooperate. ConAgra and SpinCo shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the LW Group (or, in the case of any Tax Return of the ConAgra Group, the portion of such return that relates to Taxes for which the LW Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

[5]	NTD: Insert cross-references to provisions in other Transaction Agreements under which payments will be made between the parties that are not treated as contributions or distributions.
[6]	NTD: Insert cross-references to provisions in other Transaction Agreements under which payments will be made between the parties that are not treated as contributions or distributions.

(b) Provide Information. Except as set forth in Section 15, ConAgra and SpinCo shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. ConAgra and SpinCo shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the LW Group or any member of the ConAgra Group, respectively.

(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the ConAgra Group or LW Group, respectively, shall be required to provide any member of the LW Group or ConAgra Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to SpinCo, the business or assets of any member of the LW Group, or matters for which SpinCo or ConAgra Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the ConAgra Group or the LW Group, respectively, be required to provide any member of the LW Group or ConAgra Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that ConAgra or SpinCo, respectively, determines that the provision of any information to any member of the LW Group or ConAgra Group, respectively, could be commercially detrimental or violate any law or agreement to which ConAgra or SpinCo, respectively, is bound, ConAgra or SpinCo, respectively, shall not be required to comply with the foregoing terms of this Section 14(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to ConAgra or SpinCo, to the extent such access to or copies of any information is provided to a Person other than a member of the ConAgra Group or LW Group (as applicable)).

SECTION 15. Audits and Contest.

(a) Notice. Each of ConAgra or SpinCo shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that may affect the liability of any member of the LW Group or the ConAgra Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is prejudiced by such failure

(b) ConAgra Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 15(d), ConAgra shall have the right to control all matters relating to any Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such). ConAgra shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of SpinCo under Section 11 hereof, a) ConAgra shall keep SpinCo informed of all material developments and events relating to any such Tax Proceeding described in this proviso and b) at its own cost and expense, SpinCo shall have the right to participate in (but not to control) the defense of any such Tax Proceeding, provided that SpinCo’s rights with respect to any such Tax Proceeding occurring under CAP (a “CAP Proceeding”) shall be limited to the information rights in clause (i) of the preceding proviso.

(c) SpinCo Assumption of Control; Non-Distribution Taxes. If ConAgra determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Tax Proceeding relating to Distribution Taxes) is reasonably likely to have an adverse effect on the LW Group with respect to any Post-Distribution Period, ConAgra, in its sole discretion, may permit SpinCo to elect to assume control over disposition of such matter at SpinCo’s sole cost and expense; provided, however, that if SpinCo so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the ConAgra Group for any increase in a liability and any reduction of a Tax asset of the ConAgra Group arising from such matter.

(d) SpinCo Participation; Distribution Taxes. ConAgra shall have the right to control any Tax Proceeding relating to Distribution Taxes, provided that ConAgra shall keep SpinCo fully informed of all material developments and (i) if the Tax Proceeding is not a CAP Proceeding, shall permit SpinCo a reasonable opportunity to participate in the defense of the matter and (ii) if the Tax Proceeding is a CAP Proceeding, then (x) if such CAP Proceeding is reasonably likely to give rise to an indemnity obligation of SpinCo under Section 11 hereof, ConAgra shall permit SpinCo a reasonable opportunity to participate in the defense of the matter solely with respect to the portion of the CAP Proceeding that relates to Distribution Taxes, and (y) for any CAP Proceeding not described in clause (x), SpinCo’s right to participate in the defense of the matter shall be limited to the right to comment in advance on any written submissions with respect to Distribution Taxes.

SECTION 16. Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by telecopy, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Company at the following address for such Company, if to ConAgra or the ConAgra Group, to:

[    ]

Attention: [    ]

Telecopy: [    ]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Neil Barr

Telecopy: (212) 450-5581

if to SpinCo or the LW Group, to:

[    ]

Telecopy: (        )         -

with a copy (which shall not constitute notice) to:

[    ]

or to such other address(es) as may be furnished in writing by any such Company to the other Companies in accordance with the provisions of this Section 16.

SECTION 17. Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Transaction Documents, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of SpinCo or any member of the LW Group in any Pre-Distribution Period shall be the responsibility of ConAgra and shall be assumed in full by ConAgra.

SECTION 18. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between ConAgra and SpinCo, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

SECTION 19. Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any such party is entitled at Law or in equity. Each party hereto further agrees that no other party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 19, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 20. Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to a “Section” or “Schedule” will be to a Section or Schedule to or of this Agreement. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

SECTION 21. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement.

(i) This Agreement and the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, together constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any other Transaction Document, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

(ii) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER CONAGRA NOR ANY OF ITS

AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE LW BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF CONAGRA OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. SPINCO ACKNOWLEDGES THAT CONAGRA HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY CONAGRA OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE LW BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b) Amendments and Waivers.

(i) This Agreement may be amended, and any provision of this Agreement may be waived, if and only if such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the parties or, in the case of a waiver, by the party against whom the waiver is to be effective.

(ii) No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term, covenant or condition. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 22. Governing Law and Interpretation. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

SECTION 23. Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the ConAgra and

SpinCo; provided, however, that, if the ConAgra and SpinCo do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by the ConAgra, one member chosen by SpinCo, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute. If the parties are unable to find a Tax Arbiter willing to adjudicate the dispute in question and whom the parties, acting in good faith, find acceptable, then the dispute shall be resolved in the manner set forth in Article 5 of the Separation Agreement.

SECTION 24. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other parties hereto will re-execute original forms thereof and deliver them to the requesting party.

SECTION 25. Successors and Assigns; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax Attributes of such party under Applicable Tax Law). This Agreement is not intended to benefit any Person other than the parties hereto and such successors and assigns, and no such other Person shall be a third party beneficiary hereof. Upon the Distribution, this Agreement shall be binding on SpinCo and shall be subject to the obligations and restrictions imposed on SpinCo hereunder, including, without limitation, the indemnification obligations of SpinCo under Section 11.

SECTION 26. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

SECTION 27. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

SECTION 28. Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the members of the LW Group and the members of the ConAgra Group to SpinCo and ConAgra (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

ConAgra on its own behalf and on behalf of the members of the ConAgra Group

By:
Name:
Title:

SpinCo on its own behalf and on behalf of the members of the LW Group

By:
Name:
Title:

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

SCHEDULE A

The following transactions occurring pursuant to the Internal Restructuring are hereby identified as being free from Tax to the extent set forth herein (the “Internal Tax-Free Transactions”), any:

(A) transfer and distribution intended to qualify, taken together, as a reorganization described in Section 368(a)(1)(D) of the Code;

(B) distribution intended to qualify as a distribution of the “controlled corporation” stock to the shareholders of the “distributing corporation” pursuant to Section 355 of the Code;

(C) transfer intended to qualify as a transfer pursuant to Section 351 of the Code; and

(D) transaction intended to qualify as the distribution of property in complete liquidation of a corporation pursuant to Section 332 of the Code.

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